Gulf Resources Reports Fourth Quarter and Fiscal Year 2017 Financial Results

SHOUGUANG, China, March 19, 2018 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2017.

Fiscal Year 2017 Highlights

•	Year-end cash $208,906,759 ($4.46*) per share.

•	The net cash position increased by $45,022,185 ($0.96* per share).

•	Net net cash was $197,967,532* ($4.23* per share).

•	Working capital was $237,847,214 ($5.08* per share).

•	Book value was $376,560,196 ($8.05* per share).

•	Cash from operations $62,751,616 ($1.34* per share).

•	Total revenue was $107,522,441, a decline of 28% compared to the previous year.

•	Gross profit decreased 19% to $44,365,351.

•	Income from operations declined 77% to $11,171,611. This includes the impairment of property plant and equipment due to the relocation of the chemical business of $16,636,322 and a charge for direct labor and factory overhead of $6,883,557 incurred during the shutdown.

•	Excluding these two items, as well eliminating unrealized gains and losses from changes in the value of the currency, operating income would have been $36,249,249*, a decline of 21%*.

•	Income before taxes equaled $11,563,453, a decline of 76%. Excluding the items cited above, income would have been $36,641,091*, a decline of 21%*.

•	The tax rate increased from 25% to 78% because of the new tax act in the U.S., causing companies to have to pay taxes on foreign earnings over 8 years.

•	Net income declined 93% to $2,551,313. Excluding the items referenced above and the change in the tax rate, net income would have been $27,627,383*.

•	Earnings per share were $0.05. Excluding the items listed above, EPS would have been $0.59*.

•	Bromine revenues declined 26% to $42,224,901. Income from operations declined 41% to $12,460,230.

•	Crude salt revenues increased slightly to $8,986,080 despite the factory closures.Income from operation increased $2,417,061 due to the higher price of salt.

•	Chemical revenues declined 33% to $56,311,460. Write-offs of PP&E totaled $16,636,322, resulting in a segment loss of approximately $1 million.

Balance Sheet

Gulf Resources ended 2018 with cash of $208.906,759, an increase of 27.5% from that of the previous year. Cash per share was $4.46*. Net net cash (cash minus all liabilities) was $197,967,532* ($4.23* per share). Current assets were $241,513,446 or $5.16* per share. Working capital was $237,847,214 ($5.08* per share).

Mr. Liu Xiaobin, the President and CEO of Gulf stated, “Despite having to close our factories for four months, we ended the year in an extremely strong cash position. This cash position gives Gulf the ability to finish its rectification, build its new chemical factory, drill natural gas wells, and make attractive acquisitions.

Accounts receivable declined to $29,765,884 from $51,835,218. During this difficult period, we extended payment terms for some of our customers. However, we are pleased to note that approximately 66% of the balances of accounts receivable as of December 31, 2017 more than 90 days past due were settled by February 28, 2018.

The current ratio was 65.9:1*.

Book value was $376,560,196 ($8.05* per share)

“Gulf believes,” Mr. Liu continued, ‘that it has one of the strongest balance sheets in its industry. At a time when many competitors are unable to finance the cost of rectification or building new factories, Gulf has more than ample resources. Gulf believes its financial strength will give it unparalleled opportunities as many of its competitors struggle with limited capital."

Cash Flow

During the year of 2017, Gulf generated $62,751,616 in cash. This equates to $1.34* per share. The company invested $28,419,975 in property plant & equipment and prepaid leases. Free cash flow before the impact of currency was $34,057,768* ($0.73* per share). Net cash increased $45,022,185 ($0.96* per share).

“We are pleased,” Mr. Liu stated, “to have increased our cash position by more than $45 million.”

Financial Results

Total revenue was $107,522,441, a decline of 28% compared to the previous year. Gross profit decreased 19% to $44,365,351. These declines were largely caused by the factory shutdowns as well as by some order cancellations from customers whose factories were also closed. Income from operations declined 77% to $11,171,611. However, this figure includes the impairment of property plant and equipment due to chemical business relocation of $16,636,322 and a charge for direct labor and factory overhead of $6,883,557 incurred during the shutdown. In addition, the change in the value of the dollar versus the RMB caused an unrealized exchange loss versus a gain for the previous year. The net difference amounted to $3,260,487.

Excluding the impairment, the charges for direct labor and factory overhead, and eliminating the unrealized currency gains and losses, income from operations would have been $36,249,249*, a decline of 21%* from the previous year.

Income before taxes equaled $11,563,453, a decline of 76%. However, if the one-time charges and unrealized currency exchange valuations are excluded, income would have been $36,641,091*, a decline of 21%*.

The effective tax rate increased from 25% to 78% because of the new tax law in the United States. Under U.S. regulations, the statutory tax rate declined from 35% to 21%.

Net income declined 93% to $2,551,313. However, if one-time charges, unrealized currency changes, and changes in the tax rate are excluded, net income would have been $27,627,383*.

Reported earnings per share were $0.05. However, if one excludes the special charges, the unrealized currency changes, and the new U.S. tax rate, earnings per share would have been $0.59*.

“We were having a good year,” Mr. Liu continued, “before the shutdown. The one-time issues, changes in currency valuation, and the new tax law do distort the underlying strength of our business.”

In the fourth quarter, we had revenues of $3,361,568 and gross profit of $1,868,522. We controlled R&D and marketing expenses. The major issues impacting the 4th quarter were the write-down of PP&E, the charge for direct labor and factory overhead, the negative impact of unrealized currency exchanges, and the one-time mandatory transition tax.

2017 Segment Analysis

Bromine
2017, net revenues in Bromine were $42,224,901, a decrease of 26% compared to $56,811,730 in 2016. The sales volume of bromine decreased from 14,955 tonnes for the fiscal year 2016 to 10,681 tonnes for the same period in 2017, a decrease of 29%. The selling price of bromine increased from $3,799 per tonne for the fiscal year 2016 to $3,953 per tonne for the same period in 2017, an increase of 4%. Income from operations from our bromine segment was $12,460,230 for the fiscal year 2017, a decrease of $8,764,632 (or approximately 41%) compared to the same period in 2016. The decrease in sales and earnings was mainly due to the closure of all of our plant and factories to perform rectification and improvement since September 1, 2017, as well as to the closure of some of our customers.

Crude Salt
Crude salt revenues were $8,986,080, a small increase from 2016. The sales volume of crude salt decreased by 13% from 316,161 tonnes for the fiscal year 2016 to 274,534 tonnes for the same period in 2017. The average selling price of crude salt increased from $28.42 per tonne for the fiscal year 2016 to $32.73 per tonne for the same period in 2017 an increase of 15%. Income from operations from our crude salt segment was $2,426,137 for the fiscal year 2017, an increase of $2,417,061 (or approximately 26631%) as compared to the same period in 2016. This increase is mainly attributable to increased selling price of crude salt. The major reason for the decrease in the sales volume of crude salt was mainly due to the closure of all of our plant and factories to perform rectification and improvement since September 1, 2017. Some of our local customers were also requested to stop production, which affected our customers’ industries and our sales volume.

Chemicals
Net revenue from our chemical products segment decreased 33% $56,311,460 for the same period in 2017, a decrease of approximately 33%. All of the products in the chemical business had significant declines, although pharmaceutical intermediaries performed slight better than the others. Gross margin was essentially flat. There is an impairment loss of $16,636,322 on property plant and equipment. The loss from operations in our chemicals segment was $1,024,569. Excluding the write-down of PP&E, the segment would have earned approximately $15.61 million. The primary reason for the decline in sales and earnings was primarily attributable to the closure of our chemical factories and being relocated since September 1, 2017. Some of our local customers were also requested to stop production, which affected our customers’ industries and our sales volume.

Update on Business Segments
Bromine
On September 1, 2017, the Company received notification from the Government of Yangkou County, Shouguang City of PRC that production at all its factories be halted with immediate effect in order for the Company to perform rectification and improvement in accordance with the county’s new safety and environmental protection requirements. Later on, the local government organized the Safety Supervision and Administration Department and the Environmental Protection Departments conducted inspections of every bromine production enterprise within its jurisdiction, in order to improve security, environmental protections, pollution, and safety. The Company had been working closely with the County authorities developed rectification plans for both its bromine and its chemical businesses. The Company and the government had agreed on a rectification plan for Haoyuan Chemicals, the Company’s bromine business which is currently under process.

As reported in January, the Company has converted its factories and mines from coal to electricity, installed computerized production monitoring and safety equipment, lined all of the salt ponds, paved roads, and performed some other upgrades. A report on the rectification including photographs of the new equipment was issued on January 29, 2018. It can be found on our website in the “About Gulf” tab.

To total cost of rectification is estimated to be approximately $35 million. During 2017, the Company spent $17.9 million on this process. The largest portion, $13.7 million was spent on enhancement work in the salt fields. The additional $4.2 million was primarily for equipment. In 2018, the Company will continue to invest in this project on enhancement projects for transmission channels and ducts, equipment and upgrades.

In addition to the $35 million, the Company expects to spend an additional $40 million in 2018 to carry out enhancement projects for its extraction wells. This should allow the Company to increase its efficiency and utilization.

The Company expects to complete the rectification and improvements of the bromine and crude salt factories and be ready for the government inspection in the first half of 2018, and will resume operations upon receipt of approval from the government.

Once the company has received the approval from government, it will begin test production. Then it will begin to carefully ramp up production in each of the factories. Full production should be achieved in a few months.

After the completion of the rectification, the only potential constraint is the waste water treatment. It is still unclear if the government will place some small limitations on waste water. We are currently working with the government on the waste water issue. In the worst case, it is possible we may have a small reduction in capacity.

“We are extremely optimistic,” Mr. Liu stated, “about the future of our bromine business. Bromine prices have continued to rise. At the present time, Bromine is selling for about RMB 32,000. This would equate to more than $5,000. Further, between the rectification, the closure of smaller unlicensed operators, and the waste water issues, we believe domestic capacity could decrease by 30%. This should mean that domestic prices will remain very high. We believe profits in bromine could achieve record levels in the future.”

Because many smaller producers have not had the capital to conduct the rectification required by the government, management believes there could be some extremely attractive acquisition opportunities in bromine. At the present time, All of management’s attention is focused on getting its facilities approved and in full production. However, management could consider acquisitions in this segment in the future if the prices were sufficiently attractive.

Chemicals

On November 24, 2017, the Company received a letter from the Government of Yangkou County, Shouguang City notifying the Company to relocate its two chemical production plants located in the second living area of the Qinghe Oil Extraction Plant to the Bohai Marine Fine Chemical Industrial Park. This is because the two plants are located in or near a residential area and their production activities will have certain impact on the living environment of the residents. This is as a result of the country’s effort to improve the development of the chemical industry, manage safe production and curb environmental pollution accident effectively, and ensure the quality of living environment of residents. All chemical enterprises which do not comply with the requirements of the safety and environmental protection regulations will be ordered to shut down.

To date, the Company has secured the land for the chemical factory. It is currently working on the design of the factory as well as on the relevant documents to apply for construction and project plan certificates. The company expects this process of take several months. The Company expects the new factory will be fully operational by the beginning of 2020. However, it is working very hard to get the project completed earlier.

There is impairment loss on property, plant and equipment related to the relocation of our chemical production plant to Bohai Marine Fine Chemical Industry Park in the amount of $16,636,322.  Since much of the equipment that was used in the chemical factories was relatively old. Further, even if it had been newer, the company believes it might not have passed new environmental tests.  The total cost of the new factories is currently estimated to be $60 million. The Company has incurred a relocation cost of $9,732,118 for land lease.

The Company is not writing off any of the goodwill related to its chemicals business. The Company believes the new chemical factory should be able to produce strong sales and profits. There may be much less capacity in the chemical industry, as many factories may be permanently closed. In addition, other factories will have their capacity reduced. Gulf should have a very modern factory that operates highly efficiently. With less competition and better equipment, Gulf believes it can generate sales and earnings in this segment at a level well above previous results.

The level of capital expenditures in 2018 will depend on the timing of the approvals. As soon as the design, project plan, and construction are approved, Gulf will move ahead as quickly as possible.

Gulf continues to control the land and buildings where the old chemical factories are located. At this time, Gulf has not considered how or if it can monetize this asset.

“We are very optimistic about the opportunities in chemicals,” Mr. Liu stated. “Many factories may be permanently closed. This should reduce capacity and lead to increased pricing. Once our new factory is build, we should be able to generate strong sales and earnings.”

Natural Gas

Gulf has solved the waste water problem in our initial well. The secondary problem was the technical drilling problem. The Company has been working with Xinan Shiyou Daxue (Southwest Petroleum University) in Sichuan Province. The experts at this university have helped with the design scheme that will solve the technical drilling problem. The company has ordered the required custom equipment and is now waiting for delivery and installation.

Originally, the Company believed it would be able to receive this custom equipment in time to begin drilling during the first quarter of 2018. However, because natural gas is in very short supply and very high demand in China, the manufacturers of this equipment were backlogged. We believe this equipment will be delivered within the next month. It should take the company one more month to install and test the equipment. We believe this will enable us to begin production during the second quarter. The Company expects to spend approximately $1 million on its natural gas project in 2018.

The Company has not yet decided whether to drill another well in 2018. While the Company remains very optimistic about the opportunities in the natural gas business, management believes its primary objective should be to get the bromine plants fully operational and do whatever is necessary to expedite the approvals and begin construction on the chemical plant. These businesses have traditionally been very profitable. The Company needs strong cash flow and profits from these businesses if it is to fully develop its natural gas business.

Over the intermediate to longer term, the company believes the natural gas opportunity will be very substantial. Daying County is very focused on development. In addition to drilling for natural gas, Gulf could also drill for bromine, and it could also eventually open a chemical plant, which could help this rural county with employment. The issues Gulf is confronting with rectification and relocation have not reduced its expectations of the potential for the natural gas business.

Conclusion

The Company recognizes this is a difficult time for its employees, its management, and its shareholders. We are working diligently to get our bromine and crude salt business in operation, to get our new chemical factory under construction, and to begin to produce natural gas. The Company believes that after this difficult period has ended, the competitive environment in China will improve dramatically.

(* All calculations have not been audited and per share have been calculated using the end of the year share count of 46,803,791 as shown on the balance sheet in the 10-K.)

(To enable investors to better understand our financial results, we refer to one-time issues that impacted earnings. These include the write-down of PP&E specifically for the chemical factory of $16,636,322. Other write-downs are not included as they were not deemed to be solely related to the government’s order to close the factories; and the charge for direct labor and factory overheads of $6,883,557 incurred during the shutdown. In addition, the impact of the new U.S. tax law is also deemed a “one-time” event, and assuming same tax rate of 25% for year 2017&2016 while doing calculation. )

Conference Call

Gulf Resources' management will host a conference call on Monday, March 19, 2018 at 8:30 a.m. Eastern Standard Time to discuss its financial results for the fourth quarter& Fiscal Year 2017 ended December 31, 2017.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 6497588.

The webcasting is also available then, just simply click on the link below: http://www.gulfresourcesinc.com/events.html

A replay of the conference call will be available two hours after the call's completion during 03/20/2017 11:00 EDT - 04/19/2017 22:59 EDT. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The conference ID is 6497588.

About Gulf Resources, Inc.
Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements
Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

 Director of Investor Relations
         Helen Xu (Haiyan Xu)
         beishengrong@vip.163.com

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	As of December 31,
	2017	2016
Current Assets
Cash	$208,906,759	$163,884,574
Accounts receivable	29,765,884	51,835,218
Inventories, net	1,196,785	5,881,681
Prepayments and deposits	1,395,289	117,338
Prepaid land leases	246,640	47,255
Other receivables	2,089	1,424
Total Current Assets	241,513,446	221,767,490
Non-Current Assets
Property, plant and equipment, net	95,114,504	108,731,126
Property, plant and equipment under capital leases, net	492,238	554,257
Prepaid land leases, net of current portion	14,477,771	4,754,169
Deferred tax assets	6,526,555	2,215,772
Goodwill	29,374,909	27,668,539
Total non-current assets	145,985,977	143,923,863
Total Assets	$387,499,423	$365,691,353

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$1,032,083	$8,682,318
Retention payable	956,351	733,869
Capital lease obligation, current portion	203,206	187,678
Taxes payable-current	1,474,592	4,341,331
Total Current Liabilities	3,666,232	13,945,196
Non-Current Liabilities
Capital lease obligation, net of current portion	2,303,995	2,284,959
Taxes payable-non-current	4,969,000	-
Total non-Current Liabilities	7,272,995	2,284,959
Total Liabilities	$10,939,227	$16,230,155

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$-	$-
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 47,052,940 and 47,052,940 shares issued; and 46,803,791 and 46,793,791 shares outstanding as of December 31, 2017 and 2016, respectively	23,525	23,525
Treasury stock; 249,149 and 259,149 shares as of December 31, 2017 and 2016	(554,870)	(577,141)
Additional paid-in capital	94,524,608	94,156,679
Retained earnings unappropriated	250,170,431	248,941,696
Retained earnings appropriated	24,233,544	22,910,966
Accumulated other comprehensive income(loss)	8,162,958	(15,994,527)
Total Stockholders’ Equity	376,560,196	349,461,198
Total Liabilities and Stockholders’ Equity	$387,499,423	$365,691,353

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)

	Years Ended December 31,
	2017	2016
NET REVENUE
Net revenue	$107,522,441	$149,275,002

OPERATING INCOME (EXPENSE)
Cost of net revenue	(63,157,090)	(94,785,671)
Sales, marketing and other operating expenses	(278,600)	(343,105)
Research and development cost	(195,195)	(261,931)
Write-off / Impairment on property, plant and equipment	(17,581,244)	(106,545)
Loss on demolition of factory	-	(1,053,445)
Direct labor and factory overheads incurred during plant shutdown	(6,883,557)	-
General and administrative expenses	(8,536,757)	(5,434,755)
Other operating income	281,613	433,792
	(96,350,830)	(101,551,660)

INCOME FROM OPERATIONS	11,171,611	47,723,342

OTHER INCOME (EXPENSE)
Interest expense	(164,321)	(174,921)
Interest income	556,163	487,617
	391,842	312,696
INCOME BEFORE INCOME TAXES	11,563,453	48,036,038

INCOME TAXES	(9,012,140)	(11,810,207)

NET INCOME	$2,551,313	$36,225,831

COMPREHENSIVE INCOME
NET INCOME	2,551,313	36,225,831
OTHER COMPREHENSIVE INCOME (LOSS)
- Foreign currency translation adjustments	24,157,485	(24,930,808)

COMPREHENSIVE INCOME	$26,708,798	$11,295,023

EARNINGS PER SHARE
BASIC	$0.05	$0.78
DILUTED	$0.05	$0.78

WEIGHTED AVERAGE NUMBER OF SHARES
BASIC	46,796,476	46,279,033
DILUTED	46,835,830	46,625,663

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
	Years Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,551,313	$36,225,831
Adjustments to reconcile net income to net cash provided by operating activities:
Interest on capital lease obligation	163,184	174,167
Amortization of prepaid land leases	982,108	774,250
Depreciation and amortization	20,197,313	24,880,246
Allowance for obsolete and slow-moving inventories	43,921	(12,691)
Write-off / Impairment loss on property, plant and equipment	17,581,244	106,545
Loss on demolition of factory	—	1,053,445
Unrealized translation difference	1,557,759	(1,702,728)
Deferred tax asset	(4,126,947)	3,013
Stock-based compensation expense-options	372,400	40,300
Treasury stock issued for services	17,800	15,000
Changes in assets and liabilities
Accounts receivable	26,110,087	(6,167,996)
Other receivables	(580)	(877)
Inventories	4,883,850	901,528
Prepayment and deposits	(1,389,367)	(128,384)
Accounts payable and accrued expenses	(8,203,290)	(503,015)
Retention payable	206,211	(365,150)
Taxes payable	1,804,610	(76,886)
Net cash provided by operating activities	62,751,616	55,216,598

CASH FLOWS FROM INVESTING ACTIVITIES
Additions of prepaid land leases	(10,481,323)	(673,934)
Compensation received from government on property disposition	—	2,708,417
Purchase of property, plant and equipment	(17,938,652)	(16,995,862)
Net cash used in investing activities	(28,419,975)	(14,961,379)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of capital lease obligation	(273,873)	(287,387)
Net cash used in financing activities	(273,873)	(287,387)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	10,964,417	(9,689,650)
NET INCREASE IN CASH AND CASH EQUIVALENTS	45,022,185	30,278,182
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	163,884,574	133,606,392
CASH AND CASH EQUIVALENTS - END OF YEAR	$208,906,759	$163,884,574

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Expressed in U.S. dollars)

	Years Ended December 31,
	2017	2016
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	$11,113,143	$12,140,763
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Par value of common stock issued upon cashless exercise of options	$—	$386